Exhibit 99.1

Nuverra Reports 10.1% Sequential Increase in Shale Solutions Revenue to $139.6 Million for Third Quarter 2014

-- Adjusted EBITDA from Continuing Operations Up 22.5% Sequentially to $28.0 Million --

-- Energy Industry Financial Leader William M. Austin Appointed to Board of Directors --

SCOTTSDALE, Ariz. (November 6, 2014) - Nuverra Environmental Solutions (NYSE: NES) (“Nuverra” or “the Company”), a leading provider of full-cycle environmental solutions to the energy and industrial end-markets, today announced financial results for the third quarter ended September 30, 2014.

Third-Quarter Summary

▪	Shale solutions revenue from continuing operations of $139.6 million, up 10.1% sequentially, 5.9% year-over-year.

▪	Net loss from continuing operations of ($99.4) million, including a pre-tax, non-cash goodwill impairment charge of $100.7 million.

▪	Adjusted EBITDA from continuing operations of $28.0 million, up 22.5% sequentially, 27.6% year-over-year.

▪	$9.9 million of operating income from continuing operations before the goodwill impairment charge.

Mark D. Johnsrud, Chairman and Chief Executive Officer, commented, “We are very pleased with our overall operating performance in the third quarter, with increases in revenue, adjusted EBITDA and margins. In addition, operating income before the non-cash goodwill impairment charge was $9.9 million. Third-quarter adjusted EBITDA margin of 20.1% on continuing operations represented an increase of more than 200 basis points sequentially and 340 basis points year-over-year and reflects our focus on initiatives to drive efficiency through better utilization of our people and equipment, in addition to effective pricing and increased sales activities.”

Mr. Johnsrud continued, “Our teams across the basins are concentrating on day-to-day operating activities to bring comprehensive solutions to our customers. By focusing on vertically integrating across all service lines to serve customers through the entire life cycle of their wells, we can create the operational leverage to maximize labor and equipment utilization and expand margins.”

Third-Quarter 2014 Financial Overview

Revenue from continuing operations for the three months ended September 30, 2014 was $139.6 million, compared with $126.9 million in the second quarter of 2014 and $131.8 million in the third quarter of 2013. Including results from Thermo Fluids Inc. (“TFI”), which is classified as a discontinued operation, revenue for the third quarter was $170.5 million, compared with $156.6 million in the second quarter of 2014 and $162.6 million in the third quarter of 2013.

Third-quarter adjusted EBITDA from continuing operations was $28.0 million, compared with $22.9 million in the second quarter of 2014 and $22.0 million in the third quarter of 2013. Including TFI, adjusted EBITDA for the third quarter was $31.4 million, compared with $25.9 million in the second quarter of 2014 and $25.1 million in the third quarter of 2013.

Growth in adjusted EBITDA from continuing operations in the third quarter resulted from increased customer activities, enhanced operating performance, improved utilization of labor and equipment, and effective pricing. In all operating divisions, third-quarter adjusted EBITDA and margins improved on a sequential basis.

The Company generated operating cash flow from continuing operations of $12.9 million ($17.7 million including TFI) year-to-date through September 30, 2014. Year-to-date net cash capital expenditures from continuing operations was $33.7 million, primarily relating to construction of the Company’s new facility for drilling solids in the Bakken Shale area.

On September 30, 2014, cash and cash equivalents were $2.2 million. Total debt was $577.3 million ($576.7 million, net of unamortized discount and premium), including $400.0 million of senior unsecured notes, $161.5 million drawn under the Company’s asset-based revolving credit facility and $15.8 million in capital leases.

During the third quarter, the Company completed a previously announced organizational realignment of its shale solutions business into three operating divisions: (1) the Northeast Division, which includes the Marcellus and Utica Shale areas, (2) the Southern Division, which includes the Haynesville, Eagle Ford, Mississippian, Permian and Tuscaloosa Marine Shale areas, and (3) the Rocky Mountain Division, which includes the Bakken Shale area. This change in operating segments, along with other factors, required the Company to conduct an interim impairment test of the goodwill allocated to the new operating divisions. The resulting $100.7 million pre-tax, non-cash charge represented a write-down of the carrying value of goodwill associated with the Northeast and Southern divisions.

Division Highlights

Rocky Mountain Division (Bakken)

Rocky Mountain Division revenue was up 13.1% sequentially in the third quarter to $87.6 million, compared to $77.5 million in the second quarter of 2014. On a year-over-year basis, revenue increased 17.0% when compared to 2013. The sequential increase was primarily due to higher trucking logistics, water disposal and solids disposal volumes.

Rental revenue in the Bakken was flat sequentially, primarily due to a persistent oversupply of rental assets in the region. To improve the utilization of its rental fleet, the Company implemented a number of initiatives, including adding resources to its sales team, and providing additional support specific to rental package sales efforts.

Northeast Division (Marcellus/Utica)

Northeast Division revenue increased 14.6% on a sequential basis to $25.8 million, compared to $22.5 million in the second quarter of 2014.

The increase was primarily due to sequential increases in trucking logistics services and disposal volumes. Activities continued to increase in October, with one of the Company’s largest customers in the region adding a third dedicated frac crew.

Southern Division (Haynesville/Eagle Ford/Mississippian/Permian/TMS)

Southern Division revenue was essentially flat sequentially at $26.3 million, compared to $26.9 million in the second quarter of 2014. On a year-over-year basis, Southern Division revenue was down by 8.5% when compared with the third quarter of 2013.

Despite a slight decline in revenue in the Haynesville Shale area due to a gradual shift in business from produced water transportation to servicing drilling and completion activities, increases in pipeline volumes and disposal well volumes in the third quarter led to overall improved financial performance.

In the Eagle Ford, operations continued to meet increasing customer activities and benefitted from improved labor and equipment utilization.

William M. Austin Appointed to Board of Directors

Nuverra has appointed William M. Austin, 68, to its Board of Directors, replacing Andrew D. Seidel. Mr. Austin has been a senior financial executive in the energy industry for more than 30 years, and is currently President of Austin Lee Ventures, a Houston-based investment company.

Previously, he was Senior Vice President and Director of Exterran GP, LLC, and Senior Vice President and CFO of Valerus Compression Services, LP, both natural gas service companies. Prior to that, he was Senior Vice President and CFO of Key Energy Services, a leading oilfield services company. Earlier in his career Mr. Austin was a Managing Director of Bankers Trust Co., serving in the Leveraged Buyout group and as head of the Energy Group in Houston for 10 years.

“Bill is a recognized leader in our industry and an outstanding addition to our Board,” said Mr. Johnsrud. “His financial expertise and industry knowledge will be an important resource in shaping our strategies as we focus on continuously improving our financial performance.”

TFI Update

The Company provided an update on the ongoing process to divest TFI, disclosing that it has been in discussions with multiple interested parties. Based on these discussions and a non-binding letter of intent executed with one prospective buyer, the Company recorded a charge related to TFI of $49.0 million, which included a $45.5 million non-cash reduction in goodwill, as well as $3.5 million in estimated transaction costs.

Business Outlook

Mr. Johnsrud provided commentary on the Company’s outlook for the fourth quarter of 2014 and into 2015 in light of the recent decline in crude oil prices and the potential impact to future activity levels.

“We are pleased with our third-quarter performance and the steady level of activities that continued through October as we remain highly focused on continuing to improve operational efficiencies and utilization,” Mr. Johnsrud said. “Our largest customers are signaling that at current price levels their capital spending plans will remain as planned for 2015. Therefore, we expect increased activity in 2015.
“We also expect our growth investments to begin contributing in 2015, particularly related to the start-up of the new solids management facility in the Bakken. We believe that the recent actions we have taken to improve operating efficiencies will position us well for 2015.”
Conference Call & Webcast

The Company will host a conference call to discuss its third quarter 2014 financial results at 4:30 p.m. ET (1:30 p.m. PT) today. To participate on the conference call, please dial +1-888-632-5007 (US) or +1-913-312-0378 (International) and reference conference ID 1771398. An audio replay of the call will be available approximately one hour following the conclusion of the call through November 13, 2014. The audio replay of the conference call can be accessed by dialing +1-888-203-1112 (US) or +1-719-457-0820 (International) and entering access code 1771398. The call will be webcast live and a replay available by accessing the “Investors” section of the Company’s web site at www.nuverra.com.

The Company will file its quarterly report on Form 10-Q with the Securities and Exchange Commission on Monday, November 10, 2014. The Form 10-Q will be available on the SEC website at www.sec.gov and the Nuverra website at www.nuverra.com.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive and full-cycle environmental solutions to customers in energy and industrial end-markets. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, used motor oil, spent antifreeze, waste fluids and hydrocarbons. The Company continues to expand its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Interested parties can access additional information about Nuverra on the Company's web site at http://www.nuverra.com, and in documents filed with the United States Securities and Exchange Commission, on the SEC's web site at http://www.sec.gov.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined by the rules and regulations of the United States Securities and Exchange Commission. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations or balance sheets of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are included in the attached financial tables.

These non-GAAP financial measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. Management believes that excluding items such as acquisition expenses, amortization of intangible assets, stock-based compensation, asset impairments, restructuring charges, expenses related to litigation and resolution of lawsuits, and other non-recurring charges, among other items that are inconsistent in amount and frequency (as with acquisition expenses), or determined pursuant to complex formulas that incorporate factors, such as market volatility, that are beyond our control (as with stock-based compensation), for purposes of calculating these non-GAAP financial measures facilitates a more meaningful evaluation of the Company’s current operating performance and comparisons to the past and future operating performance. The Company believes that providing non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per share, and operating working capital, in addition to related GAAP financial measures, provides investors with greater transparency to the information used by the Company’s management.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," “confident,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in the press release include, without limitation, forecasts of growth, revenues, business activity, adjusted EBITDA, pipeline and solids treatment initiatives, and landfill and treatment facility activities, as well as statements regarding possible divestitures, timing of such divestitures, acquisitions, financings, business growth and expansion opportunities, availability of capital, ability to access capital markets, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in acquiring and integrating businesses; uncertainties in evaluating goodwill and long-lived assets for potential impairment; potential impact of litigation; risks of successfully consummating expected transactions within the timeframes or on the terms contemplated, including risks that such transactions may fail to close due to unsatisfied closing conditions; uncertainty relating to successful negotiation, execution and consummation of all necessary definitive agreements in connection with our strategic initiatives; whether certain markets grow as anticipated; pricing pressures; risks associated with our indebtedness; low oil and or natural gas prices; changes in customer drilling and completion activities and capital expenditure plans; shifts in production among shale areas in which we operate and/or into shale areas in which we currently do not have operations; control of costs and expenses; and the competitive and regulatory environment. Additional risks and uncertainties are set forth in the Company's Form 10-Q for the three months ended September 30, 2014 (which will be filed on or before November 10, 2014), its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as the Company's other reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov and the Company's web site at http://www.nuverra.com. As a result of the foregoing considerations and the other limitations of non-GAAP measures described elsewhere herein, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Nuverra Environmental Solutions

Nuverra Environmental Solutions, Inc.
Liz Merritt, 480-878-7452
VP-Investor Relations & Communications
ir@nuverra.com

- or -

The Piacente Group, Inc.
Don Markley or Glenn Garmont, 212-481-2050
nuverra@tpg-ir.com

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
Non-rental revenue	$122,474	$112,484	$339,617	$336,303
Rental revenue	17,169	19,320	54,902	61,125
Total revenue	139,643	131,804	394,519	397,428
Costs and expenses:
Direct operating expenses	97,037	97,038	283,420	284,694
General and administrative expenses	11,102	34,256	54,305	63,738
Depreciation and amortization	21,585	23,767	63,866	79,821
Impairment of long-lived assets	—	108,401	—	111,900
Impairment of goodwill	100,716	—	100,716	—
Restructuring and exit costs	—	—	—	1,453
Total costs and expenses	230,440	263,462	502,307	541,606
Loss from operations	(90,797)	(131,658)	(107,788)	(144,178)
Interest expense, net	(12,956)	(13,459)	(37,975)	(40,130)
Other income (expense), net	321	(4,196)	373	(5,435)
Loss on extinguishment of debt	—	—	(3,177)	—
Loss from continuing operations before income taxes	(103,432)	(149,313)	(148,567)	(189,743)
Income tax benefit	4,014	51,315	12,513	66,075
Loss from continuing operations	(99,418)	(97,998)	(136,054)	(123,668)
Loss from discontinued operations, net of income taxes	(45,568)	(95,740)	(43,656)	(95,551)
Net loss attributable to common stockholders	$(144,986)	$(193,738)	$(179,710)	$(219,219)

Net loss per common share attributable to common stockholders:
Basic and diluted loss from continuing operations	$(3.73)	$(3.94)	$(5.28)	$(5.09)
Basic and diluted loss from discontinued operations	(1.71)	(3.85)	(1.70)	(3.93)
Net loss per basic and diluted common share	$(5.44)	$(7.79)	$(6.98)	$(9.02)

Weighted average shares outstanding used in computing net loss per basic and diluted common share	26,665	24,854	25,742	24,316

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)	(Note 1)
Assets
Cash and cash equivalents	$2,214	8,783
Restricted cash	112	110
Accounts receivable, net	106,297	87,086
Inventories	4,713	3,328
Prepaid expenses and other receivables	5,148	10,457
Deferred income taxes	18,950	30,072
Other current assets	98	409
Current assets held for sale	25,008	21,446
Total current assets	162,540	161,691
Property, plant and equipment, net	482,402	498,541
Equity investments	3,818	4,032
Intangibles, net	136,456	149,363
Goodwill	307,980	408,696
Other assets	18,722	21,136
Long-term assets held for sale	123,492	167,304
Total assets	$1,235,410	$1,410,763
Liabilities and Equity
Accounts payable	$21,505	$33,229
Accrued liabilities	58,473	63,431
Current portion of contingent consideration	10,034	13,113
Current portion of long-term debt	5,046	5,464
Financing obligation to acquire non-controlling interest	10,693	—
Current liabilities of discontinued operations	13,000	9,301
Total current liabilities	118,751	124,538
Deferred income taxes	20,541	42,982
Long-term portion of debt	571,657	549,713
Long-term portion of contingent consideration	1,484	2,344
Financing obligation to acquire non-controlling interest	—	10,104
Other long-term liabilities	3,879	4,324
Long-term liabilities of discontinued operations	31,808	32,389
Total liabilities	748,120	766,394
Commitments and contingencies
Common stock	29	27
Additional paid-in capital	1,363,841	1,341,209
Treasury stock	(19,506)	(19,503)
Accumulated deficit	(857,074)	(677,364)
Total equity of Nuverra Environmental Solutions, Inc.	487,290	644,369
Total liabilities and equity	$1,235,410	$1,410,763
Note 1: The condensed consolidated balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(179,710)	$(219,219)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations, net of income taxes	43,656	95,551
Depreciation	50,959	64,292
Amortization of intangible assets	12,907	15,529
Amortization of deferred financing costs	2,818	3,446
Amortization of original issue discounts and premiums, net	112	106
Stock-based compensation	2,305	3,295
Impairment of long-lived assets	—	111,900
Impairment of goodwill	100,716	—
(Gain) loss on disposal of property, plant and equipment	(4,752)	381
Bad debt expense	2,464	1,720
Loss on extinguishment of debt	3,177	—
Deferred income taxes	(11,320)	(66,921)
Write-down of cost method investments	—	4,300
Other, net	1,555	491
Changes in operating assets and liabilities, net of business acquisitions and purchase price adjustments:
Accounts receivable	(21,675)	14,987
Prepaid expenses and other receivables	5,309	(191)
Accounts payable and accrued liabilities	5,859	43,396
Other assets and liabilities, net	(1,435)	59
Net cash provided by operating activities from continuing operations	12,945	73,122
Net cash provided by operating activities from discontinued operations	4,754	3,253
Net cash provided by operating activities	17,699	76,375
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(10,570)
Proceeds from the sale of property, plant and equipment	9,295	1,397
Purchases of property, plant and equipment	(43,018)	(33,224)
Proceeds from acquisition-related working capital adjustment	—	2,067
Net cash used in investing activities from continuing operations	(33,723)	(40,330)
Net cash used in investing activities from discontinued operations	(2,043)	(2,393)
Net cash used in investing activities	(35,766)	(42,723)
Cash flows from financing activities
Proceeds from revolving credit facility	68,725	52,001
Payments on revolving credit facility	(48,700)	(84,501)
Payments for deferred financing costs	(796)	(828)
Payments on notes payable and capital leases	(4,005)	(4,007)
Other financing activities	(1,015)	(2,193)
Net cash provided by (used in) financing activities from continuing operations	14,209	(39,528)
Net cash used in financing activities from discontinued operations	—	(400)
Net cash provided by (used in) financing activities	14,209	(39,928)
Net decrease in cash and cash equivalents	(3,858)	(6,276)
Cash and cash equivalents - beginning of period	9,212	16,211
Cash and cash equivalents - end of period	5,354	9,935
Less: cash and cash equivalents of discontinued operations - end of period	3,140	1,895
Cash and cash equivalents of continuing operations - end of period	$2,214	$8,040

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED NON-GAAP RECONCILIATIONS
(In thousands)

Reconciliation of Loss from continuing operations to EBITDA, Adjusted EBITDA from continuing operations and Total Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Loss from continuing operations	$(99,418)	$(97,998)	$(136,054)	$(123,668)
Depreciation of property, plant and equipment	17,378	20,571	50,959	64,292
Amortization of intangible assets	4,207	3,196	12,907	15,529
Interest expense, net	12,956	13,459	37,975	40,130
Income tax benefit	(4,014)	(51,315)	(12,513)	(66,075)
EBITDA	(68,891)	(112,087)	(46,726)	(69,792)
Adjustments:
Transaction-related costs, including earnout adjustments, net	—	508	513	1,879
Stock-based compensation	897	1,172	2,305	3,295
Legal and environmental costs, net	(2,326)	17,000	12,312	19,470
Impairment of long-lived assets	—	108,401	—	111,900
Impairment of goodwill	100,716	—	100,716	—
Restructuring, exit and other costs	142	—	205	1,453
Write-off of cost method investments	—	4,300	—	4,300
Loss on extinguishment of debt	—	—	3,177	—
Integration, severance and rebranding costs	—	2,684	2,072	5,686
Gain on disposal of assets	(2,504)	—	(4,752)	—
Adjusted EBITDA from continuing operations	28,034	21,978	69,822	78,191
Adjusted EBITDA from discontinued operations	3,374	3,116	9,488	12,253
Total Adjusted EBITDA	$31,408	$25,094	$79,310	$90,444

Reconciliation of Loss from discontinued operations to EBITDA from discontinued operations and Adjusted EBITDA from discontinued operations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Loss from discontinued operations	$(45,568)	$(95,740)	$(43,656)	$(95,551)
Depreciation of property, plant and equipment	—	693	—	2,033
Amortization of intangible assets	—	2,678	—	8,002
Interest expense, net	—	14	—	14
Income tax (benefit) expense	(329)	(3,600)	1,336	(2,843)
EBITDA from discontinued operations	(45,897)	(95,955)	(42,320)	(88,345)
Adjustments:
Transaction-related costs	3,806	230	5,737	383
Legal and environmental costs, net	—	341	733	1,715
Impairment of goodwill	45,463	98,500	45,463	98,500
Loss (gain) on disposal of assets	2	—	(125)	—
Adjusted EBITDA from discontinued operations	$3,374	$3,116	$9,488	$12,253

Reconciliation of Loss from operations to Operating income from continuing operations before impairment of goodwill:

Three Months Ended
September 30, 2014
Loss from operations	$(90,797)
Impairment of goodwill	100,716
Operating income from continuing operations before impairment of goodwill	$9,919